  Exhibit 10.1

Johnfk Medical Inc. 916 Zhongzheng road, Zhonghe District New Taipei city, Taiwan	SANUWAVE Health, Inc. 3360 Martin Farm Road, Suite 100 Suwanee, GA 30024 USA

AGREEMENT

This AGREEMENT ("Agreement") is made as of the 14th day of June, 2018.

BETWEEN:

Mr. Kevin A. Richardson, Chairman and CEO of SANUWAVE Health, Inc.,

Ms. Fei Kai Syu, Chairman and CEO of Johnfk Medical Inc.

(individually the ‘Member’ and collectively the ‘Members’)

Background:

A.
Representatives of The Members agreed to establish a Joint Venture enterprise located in Singapore and signed a Memorandum of Understanding dated 31st May, 2018.

B.
Both members agreed that the amount for the registered capital for the Joint Venture enterprise would be US$1,000,000.

C.
FKS will pay SANUWAVE Health, Inc. US$500,000 for the exclusive rights in Taiwan and US$500,000 for exclusive rights in SEA (the SEA region will include the countries listed in the 30/60/90 Day Action Plan – Singapore, Malaysia, Brunei, Cambodia, Myanmar, Laos, Indonesia, Thailand, Philippines and Vietnam). This money will be used for exclusive distribution rights to SANUWAVE Health, Inc. dermaPACE System and orthoPACE System in these regions.

D.
The terms and conditions of this Agreement set up the terms and conditions governing this association.

IN CONSIDERATION OF and as a condition of the Members entering this Agreement and other valuable consideration, the receipt and sufficiency of which consideration is acknowledged, the parties to this Agreement agree as follows:

1.
Ms. Fei Kai Syu will personally make a transfer of US$500,000 to SANUWAVE Health, Inc. as exclusive distribution rights to SANUWAVE Health, Inc. dermaPACE System and orthoPACE System in the regions discussed above only if the incorporation of the Joint Venture enterprise in Singapore is not completed by 22nd June, 2018. If the incorporation of the Joint Venture enterprise in Singapore is completed by 22nd June, 2018 then the Joint Venture enterprise will make a transfer of US$500,000 to SANUWAVE Health, Inc. as exclusive distribution rights to SANUWAVE Health, Inc. dermaPACE System and orthoPACE System in the regions discussed above. All after-tax net profits made by the incorporated Joint Venture enterprise will be remitted to Ms. Fei Kai Syu’s personal bank account or to FKS consecutively until the distribution rights amount is fully repaid.

2.
Ms. Fei Kai Syu will assume the role of Chairman in the Joint Venture enterprise.

3.
The Board of the Joint Venture enterprise will consist of two representatives from Johnfk Medical Inc., namely, Chairman and CEO Ms. Fei-Kai Syu and Sales Director Mr. Shih-Yu Lu, and two representatives from SANUWAVE Health, Inc. In addition, each member will appoint a nominee resident director and at the cost of the Joint Venture enterprise. Each nominee resident director will be mutually agreed upon by both Members. The two nominee resident directors will not be involved in any day-to-day management, financial, or operational matters of the Joint Venture enterprise.

4.
The Joint Venture enterprise will appoint two clinic consultants, namely, Dr. Wang from Chang Gung Memorial Hospital Kaohsiung, and Dr. Gua from Kaohsiung Medical University at the cost of the Joint Venture enterprise.

5.
Johnfk Medical Inc. as a Joint Venture enterprise Member shall be the sole representative of dermaPACE and orthoPACE licenses in Taiwan and SEA (the SEA region will include the countries listed in the 30/60/90 Day Action Plan – Singapore, Malaysia, Brunei, Cambodia, Myanmar, Laos, Indonesia, Thailand, Philippines and Vietnam). Upon dissolution of the Joint Venture enterprise, the dermaPACE and orthoPACE licenses in Taiwan and SEA (the SEA region will include the countries listed in the 30/60/90 Day Action Plan – Singapore, Malaysia, Brunei, Cambodia, Myanmar, Laos, Indonesia, Thailand, Philippines and Vietnam) shall revert to SANUWAVE Health, Inc.

6.
This Agreement shall be governed in all respects by and shall be interpreted in accordance with the substantive laws of Singapore, without regard to any conflict of law provision. Both parties hereby irrevocably and unconditionally consent and submit to the exclusively jurisdiction of the court of Singapore in regard to all matters arising from this Agreement.

7.
All matters related to this Agreement will be treated by the Members as confidential and no Member will disclose or allow to be disclosed any Joint Venture matter or matters, directly or indirectly, to any third party without the prior written approval of both Members except where the information properly comes into the public domain or as legally required.

8.
The mutually agreed upon 30/60/90 Day Action Plan will be amended to the operating agreement which will include milestones and minimums to maintained exclusivity in the defined countries.

9.
The $500,000 USD payment represents a term payment for the next 5 months, beginning June 15 post payment, at which time exclusivity in our Joint Venture agreement will be negotiated.

10.
This agreement is made in duplicate, each of which shall be an original and held by each member.

IN WITNESS WHEREOF the Members hereto have executed this Agreement on the day and year hereinabove written.

SANUWAVE Health, Inc.

By: /s/ Kevin A. Richardson II

Johnfk Medical Inc.

         By: /s/ Fei Kai Syu